Exhibit 4.18

LOAN, SECURITY AND PLEDGE AGREEMENT

This LOAN, SECURITY AND PLEDGE AGREEMENT dated as of January 15, 2010 (the "Agreement"), is executed by and among DAL GROUP, LLC, a limited liability company organized under the laws of the State of Delaware (the "Borrower"), which has its chief executive office located at 900 South Pine Island Road, Suite 400, Plantation, Florida 33324, the Law Offices of David J. Stern, P.A., a professional association licensed to practice law in the State of Florida (“DJS” or “Lender”), Professional Title and Abstract Company of Florida, Inc., a corporation organized under the laws of the State of Florida (“PTA”), and Default Servicing, Inc., a corporation organized under the laws of the State of Florida (“DSI,” and collectively with PTA and DJS, the “Secured Parties”).  The Borrower, the Lender and Secured Parties are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”

R E C I T A L S:

A. In connection with the Master Acquisition Agreement, dated December 10, 2009 among Chardan 2008 China Acquisition Corp., a corporation organized under the laws of the British Virgin Islands (“Chardan”), Borrower, Lender, the Secured Parties, David J. Stern (“Stern”), FlatWorld DAL LLC, a limited liability company organized under the laws of the State of Delaware (“FlatWorld”), Fortuna Capital Partners LP, a limited partnership organized under the laws of the State of Delaware, Raj K. Gupta, Jeffrey A. Valenty, DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware (“DJS LLC”), Professional Title and Abstract Company of Florida, LLC, a limited liability company organized under the laws of the State of Delaware (“PTA LLC”), and Default Servicing, LLC, a limited liability company organized under the laws of Delaware (“DSI LLC”) (the “Acquisition Agreement”), Borrower has executed a promissory note in the principal amount of $52,469,000 (as amended or modified from time to time, including any and all renewals, extensions, modifications, replacements or agreement entered into in substitution thereof, the “Term Note”).  A copy of the Term Note is attached to this Agreement as Exhibit A.

B.           Pursuant to the terms of the Acquisition Agreement, the Borrower has also agreed to pay to DJS, PTA and DSI the Post-Closing Cash (as defined in the Acquisition Agreement).  To secure Borrower’s payment of the Obligations (as defined below), the Borrower has agreed to grant to DJS (as Lender and Secured Party), PTA and DSI a security interest in and to the Collateral (as defined below) including a pledge of its membership interest in each of DJS LLC, DSI LLC and PTA LLC (collectively, the “Operating Companies” and individually an “Operating Company”).

C.           As additional security for the Obligations, each Operating Company (each a “Guarantor”) has executed a Guaranty, dated as of the date of this Security Agreement, (the “Guaranty”) in favor of DJS, PTA and DSI.  Each Operating Company has also agreed to grant DJS, PTA and DSI a security interest in its assets pursuant to the applicable Operating Company Security Agreement executed contemporaneously with this Agreement (each an “Operating Company Security Agreement”).

D.           The Borrower, DJS, PTA and DSI are each parties to that certain Subordination Agreement in favor of the holder of Senior Debt, dated as of the same date of this Security Agreement.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Parties agree as follows:

A G R E E M E N T S:

Section 1 DEFINITIONS.

1.1 Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

"Affiliate" of any person or entity shall mean (a) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity or (b) any officer or director of such entity.  A person or entity shall be deemed to be "controlled by" any other person or entity if such person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract, ownership of voting securities, membership interests or otherwise.

"Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

"Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which Lenders are authorized or required to be closed for the conduct of commercial banking business in Plantation, Florida.

"Capital Expenditures" shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capital Lease" shall mean a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by a lessee that is, or should be recorded as a "capital lease" on the financial statements of the lessee prepared in accordance with GAAP.

"Capital Securities" shall mean, with respect to any Person, all shares, participations, membership interests or other ownership interests of any kind (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

"Capitalized Lease Obligations" shall mean all rental obligations as lessee under a Capital Lease which are or will be required to be capitalized on the books of the lessee in accordance with GAAP.

“Cause” shall have the meaning set forth in the Stern Employment Agreement, dated as of the date of this Agreement, between Borrower, DJS LLC, Chardan and Stern.

"Change in Control" shall mean the occurrence of any of the following events: (a) Chardan shall cease to own and control, directly or indirectly, at least the percentage of the outstanding Capital Securities of the Borrower that it owns or controls on the date of this Agreement, as adjusted for this purpose to reflect the conversion of the Series B Preferred Units into Common Units when they actually convert; (b) the granting by Chardan, directly or indirectly, of a security interest in its ownership interest in the Borrower, which could result in a change in the identity of the individuals or entities in control of the Borrower; (c) a sale by the Borrower of its interest in a Guarantor or (d) a sale of all or substantially all of the assets of Borrower or a Guarantor.  For the purpose hereof, the terms "control" or "controlling" shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“Chardan Change in Control” shall mean (a) a merger involving Chardan if, following the merger, the shareholders of Chardan immediately prior to the merger do not own more than fifty percent (50%) of the total voting power of the surviving company; (b) a share exchange in which the shareholders of Chardan exchange their shares in Chardan for shares of another corporation, provided, that such share exchange shall result in the exchange of more than fifty percent (50%) of the total fair market value or total voting power of Chardan shares outstanding before such share exchange for shares of another corporation, if, following the share exchange, the shareholders of Chardan immediately prior to the share exchange do not own more than fifty percent (50%) of the total voting power of such other corporation following the share exchange; (c) a sale of all or substantially all of the assets of Chardan, except to an Affiliate and/or except if, following the sale, the shareholders of Chardan immediately prior to the sale own more than fifty percent (50%) of the voting power, directly or indirectly, of the acquiring company;  (d) any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than David J. Stern or any Affiliate of David J. Stern or any employee benefit plan or employee benefit trust benefiting the employees of any Obligor) becoming a beneficial owner, directly or indirectly, of securities of Chardan representing more than fifty percent (50%) of either the total fair market value of Chardan’s securities, or the combined voting power of Chardan’s then outstanding voting securities; (e) a merger or share exchange involving the Borrower and/or any Guarantor, if (i) following the transaction, the Borrower and/or all of the Guarantors are no longer Affiliates of Chardan and (ii) following the transaction, the shareholders of Chardan immediately prior to the merger or share exchange do not own more than fifty percent (50%) of the total voting power, directly or indirectly, of the surviving or acquiring company; or (f) the Borrower and/or any Guarantor is no longer an Affiliate of Chardan.

"Collateral" shall have the meaning set forth in Section 3.1 hereof.

"Collateral Access Agreement" shall mean an agreement in form and substance reasonably satisfactory to the Lender and each Secured Party pursuant to which a mortgagee or lessor of real property on which any collateral for the Term Note Obligations or Post-Closing Cash Obligations is stored or otherwise located, or a processor or other bailee holding property owned by the Borrower or any of its Subsidiaries, acknowledges the security interests of the Lender and each Secured Party and waives any liens held by such person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender and the Secured Parties reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Common Units” has the meaning set forth in the Operating Agreement.

“EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, as reflected on the Borrower’s and its Subsidiaries’ financial statements determined in accordance with GAAP.

"Employee Plan" shall mean any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower or its Subsidiaries described from time to time in the financial statements of the Borrower or its Subsidiaries and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or its Subsidiaries or to which the Borrower or its Subsidiaries is a party or may have any material liability or by which the Borrower or any of its Subsidiaries is bound.

"Environmental Laws" shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" shall mean any of the events or conditions which are set forth in Section 8 hereof.

"GAAP" shall mean United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

"Guarantor" and "Guarantors" shall mean, respectively, each of and collectively, the following: DJS Processing, LLC, Default Servicing, LLC and Professional Title and Abstract Company of Florida, LLC.

"Guaranty" shall have the meaning given to it in the Recitals.

"Hazardous Substances" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

"Intellectual Property" shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Interest Charges" shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP.

"Liabilities" shall mean at all times all liabilities of the Borrower and its Subsidiaries that would be shown as such on a balance sheet of the Borrower or its Subsidiaries prepared in accordance with GAAP.

"Loan Documents" shall mean the Term Note, the Operating Company Security Agreements, this Agreement (but only the provisions that relate to the Term Note Obligations) and each Guaranty, as each may be amended, restated, supplemented or modified from time to time.

"Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Obligor to perform any of the Obligations under any of the Loan Documents or Post-Closing Cash Documents, or (c) a material adverse effect on (i) any substantial portion of any collateral for the Term Note Obligations or Post-Closing Cash Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower or any Obligor of any of the Loan Documents, or the Post-Closing Cash Documents (iii) the perfection or priority of any lien or security interest granted to DJS, PTA or DSI under any Loan Document, or (iv) the rights or remedies of DJS, PTA or DSI under any Loan Document.

"Maturity Date" shall mean the Maturity Date stated in the Term Note, as such date may be extended by the Lender pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for the Term Note.

“Membership Interest Purchase Agreement” shall mean that certain Contribution and Membership Interest Purchase Agreement dated January 15, 2010 by and among Chardan, Borrower, Lender, David J. Stern, PTA, DSI, FlatWorld DAL LLC, a limited liability company organized under the laws of the State of Delaware, Fortuna Capital Partners LP, a limited partnership organized under the laws of the State of Delaware, Raj K. Gupta, Jeffrey A. Valenty, DJS LLC, PTA LLC, and DSI LLC.

“Net EBITDA” has the meaning set forth in the Membership Interest Purchase Agreement.

"Obligations" shall mean, collectively, the Term Note Obligations and the Post-Closing Cash Obligations.

"Obligor" shall mean the Borrower, any Guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Operating Agreement” shall mean the Amended and Restated Operating Agreement of DAL Group, LLC, dated as of the date of this Agreement.

“Operating Company Operating Agreement” shall mean, collectively, the Limited Liability Company Agreement of DJS Processing, LLC, dated January 14, 2010, the Limited Liability Company Agreement of Professional Title and Abstract Company of Florida, LLC, dated January 14, 2010, and the Limited Liability Company Agreement of Default Servicing, LLC, dated January 14, 2010, as each may be amended from time to time.

“Operating Company Security Agreement” shall have the meaning given to it in the Recitals.

"Organizational Identification Number" shall mean, with respect to Borrower, the organizational identification number assigned to Debtor by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

"Permitted Liens" shall mean (a) liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no lien has been filed; (b) liens arising in the ordinary course of business (such as (i) liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law, and (ii) liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower's business or any of its Subsidiaries’ businesses and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no lien has been filed; (c) attachments, appeal bonds, judgments and other similar liens to the extent such liens have not yet resulted in an Event of Default under Section 8.9 hereof; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Guarantor; (e) liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (f) liens granted to the Lender, the Secured Parties and the Secured Party Representative hereunder and under the Loan Documents; (g) liens listed on Schedule 6.2, (h) bankers’ liens, rights of set off or similar rights for financial institutions in any deposit accounts; (i) any interest or title of a lessor under any operating lease entered into in the ordinary course of business and covering only the assets so leased, (j) any interest of title of a licensor, sublicensor, lessor or sublessor, lessee or sublessee, in each case under any license or lease agreement in the ordinary course of business, and liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing a lessor’s interest under leases, (k) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and (l) any renewal or extension of any lien permitted above, so long as such renewal or extension does not extend the lien to any additional property or secure a greater obligation, other than after-acquired title in such property and the proceeds thereof.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

"Pledged Membership Interests" shall mean Borrower's entire membership in each of DJS LLC, PTA LLC and DSI LLC.

“Post-Closing Cash Documents” shall mean the Membership Interest Purchase Agreement, this Agreement, each Guaranty and each Operating Company Security Agreement, as each may be amended, restated, supplemented or modified from time to time, but only the provisions of each such document that relates to the Post-Closing Cash Obligations.

“Post-Closing Cash Obligations” shall means the obligation to pay the Post-Closing Cash (as defined in the Acquisition Agreement), and all interest accrued thereon, as accrued and payable as set forth in the Membership Interest Purchase Agreement, any fees due any Secured Party hereunder, any reasonable expenses incurred by any Secured Party hereunder and any and all other liabilities and obligations of the Borrower to any Secured Party whether under this Agreement or under any other Post-Closing Cash Document.

“Secured Party Representative” has the meaning set forth in Section 10.14.

“Senior Debt” means the term loan granted by the lenders party to that certain Senior Loan, Security and Pledge Agreement to Borrower on the date of this Security Agreement, in the principal amount of $15,588,735.79.

“Series B Preferred Units” has the meaning set forth in the Operating Agreement.

“Stern NDA” means that certain Stern Confidentiality and Noncompetition Agreement, dated as of the date of this Agreement, among Chardan, Borrower and the Guarantors.

"Subordinated Debt" shall mean that portion of the Liabilities of the Borrower and each Subsidiary which is subordinated to the Obligations in a manner reasonably satisfactory to DJS, PTA and DSI, including right and time of payment of principal and interest.

"Subsidiary" and "Subsidiaries" shall mean each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which the Borrower owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

“Term Note” shall have the meaning set forth in the Recitals.

“Term Note Obligations” shall mean the obligations under the Term Note, all interest accrued thereon (including interest which would be payable post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder, any reasonable expenses incurred by the Lender hereunder and any and all other liabilities and obligations of the Borrower to the Lender whether under this Agreement or under any other Loan Document.

"UCC" shall mean the Uniform Commercial Code in effect in the State of Florida from time to time.

"Unmatured Event of Default" shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 10.3 hereof.

1.2 Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to DJS, PTA or DSI pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower and its Subsidiaries on the date of this Agreement.

If any changes in accounting principles or practices from those used in the preparation of the Borrower’s, the Subsidiaries’ or any Guarantor’s financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to DJS, PTA or DSI hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the Parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower, the Subsidiaries and the Guarantors will be the same after such changes as they were before such changes; and if the Parties fail to agree on the amendment of such provisions, the Borrower, each Subsidiary and the Guarantors will furnish financial statements in accordance with such changes for all financial covenants, shall perform all financial covenants and shall otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s, the Subsidiaries’ and Guarantors’ accountants.

1.3 Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) Section and Schedule references are to this Agreement unless otherwise specified.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(c) The term "including" is not limiting, and means "including, without limitation".

(d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents and Post-Closing Cash Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document or Post-Closing Cash Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents or Post-Closing Cash Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g) This Agreement, the other Loan Documents and the Post-Closing Cash Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2 TERM NOTE AND OBLIGATIONS.

2.1 Term Note. Subject to the terms and conditions of this Agreement, the other Loan Documents and the Master Agreement, and in reliance upon the representations and warranties of the Borrower set forth herein, in the other Loan Documents and in the Master Agreement, on the date of this Agreement, Borrower has issued to Lender, and Lender has accepted from Borrower, the Term Note. The principal amount of the Term Note outstanding from time to time shall bear interest at the rate set forth in the Term Note and shall be repaid as provided in the Term Note.  Repayment of the Term Note is due in full on the Maturity Date, unless the Term Note Obligations are otherwise accelerated, terminated or extended as provided in this Agreement.

2.2 Interest and Fee Computation; Collection of Funds.  If any payment to be made by the Borrower pursuant to this Agreement or the Term Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.  All payments made by the Borrower under any of the Loan Documents or the Post-Closing Cash Documents shall be made without setoff, counterclaim, or other defense.  Late fees and interest on the Post-Closing Cash Obligations shall accrue and be paid in accordance with the Membership Interest Purchase Agreement.

2.3 Obligations.  The Term Note Obligations shall constitute one general obligation of the Borrower, and shall be secured by Lender’s security interest in and lien upon any Collateral and by all other security interests, liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to Lender. The Post-Closing Cash Obligations shall constitute one general obligation of the Borrower, and shall be secured by Secured Parties’ security interest in and lien upon any Collateral and by all other security interests, liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to the Secured Parties.

Section 3 SECURITY FOR THE OBLIGATIONS.

3.1 Security for Obligations.  As security for the payment and performance of  (x) the Term Note Obligations, the Borrower does hereby pledge, assign, transfer, deliver and grant to the Lender and (y) the Post-Closing Cash Obligations, the Borrower does hereby assign, transfer, deliver and grant to the Secured Parties, a continuing and unconditional security interest in and to any and all personal property of the Borrower, of any kind or description, tangible or intangible, wherever located and whether now existing or hereafter arising, created or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Lender, a Secured Party or any agent or bailee for the Lender or a Secured Party or any parent, affiliate or subsidiary of the Lender or a Secured Party or any participant with the Lender or a Secured Party (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower's books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower's right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts, including but not limited to billed and unbilled accounts receivable, and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an account borrower;

(ii) All Inventory, including raw materials, work-in-process and finished goods;

(iii) All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv) All Software and computer programs;

(v) All Securities, investment property, Financial Assets and Deposit Accounts;

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles;

(vii) The Pledged Membership Interests; and

(viii) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

3.2 Pledged Membership Interests. In the event that a reclassification, split, reverse split, dividend, readjustment, or other change is made in the capital structure of any of the Operating Companies (a) any additional or substituted shares issued on behalf of the Pledged Membership Interests shall be subject to the pledge contained in this Agreement and (b) if such change reduces the number of the membership interests of any Operating Company, then the number of Pledged Membership Interests shall be reduced in proportion to such reduction.

3.3 Possession and Transfer of Collateral.

(a) Until an Event of Default has occurred hereunder, the Borrower shall be entitled to (i) possession or use of the Collateral (other than Instruments or Documents including Tangible Chattel Paper and Investment Property consisting of certificated securities and other Collateral required to be delivered to the Lender or Secured Party Representative pursuant to this Section 3) and (ii) shall be entitled to receive for its own use cash dividends on the Pledged Membership Interests paid out of earned surplus, to the extent that such cash dividends are permitted to be paid under the terms of the Loan Documents or the Post-Closing Cash Documents. If a dividend is paid that is not permitted to be paid under the terms of the Loan Documents or Post-Closing Cash Documents, Borrower shall hold such dividend in trust for DJS, PTA and DSI, and shall immediately deliver such dividend to the Secured Party Representative to be held on behalf of Lender and Secured Parties as additional collateral hereunder.

Upon the occurrence and during the continuance of an Event of Default, DJS, PTA or DSI may require any such subsequent cash dividends to be delivered to DJS, PTA or DSI as additional security hereunder.  Any other dividends or proceeds of the Pledged Membership Interests must be immediately delivered to the Secured Party Representative on behalf of the Lender and the Secured Parties as additional security hereunder.

(b) The cancellation or surrender of the Term Note, upon payment or otherwise, shall not affect the right of the Lender to retain Collateral, with respect to any other of the Term Note Obligations and the Secured Parties to retain Collateral with respect to the Post-Closing Cash Obligations until all Obligations are indefeasibly paid in full. The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral except in the ordinary course of business.

3.4 Perfection of Security Interest.  Borrower hereby irrevocably authorizes the Lender and Secured Party Representative on behalf of the Secured Parties to file financing statement(s) describing the Collateral in all public offices reasonably deemed necessary by the Lender or any Secured Party, and to take any and all actions, including, without limitation, filing all financing statements, continuation financing statements and all other documents that the Lender or a Secured Party may reasonably determine to be necessary to perfect and maintain the Lender's or a Secured Party’s security interests in the Collateral.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where the Lender or a Secured Party chooses to perfect its security interest by possession, whether or not in addition to the filing of a financing statement.  Where Collateral is in the possession of a third party, Borrower will join with the Lender and the Secured Party Representative in notifying the third party of the Lender’s and the Secured Parties’ security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of the Lender and the Secured Parties.  Borrower will cooperate with the Lender and the Secured Party Representative in obtaining control with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.  Borrower will not create any Chattel Paper without placing a legend on the Chattel Paper reasonably acceptable to the Lender and the Secured Party Representative indicating that the Lender and each Secured Party has a security interest in the Chattel Paper.  Borrower shall pay the cost of filing or recording all financing statement(s) and other documents.  Borrower agrees to promptly execute and deliver to the Lender and the Secured Party Representative all financing statements, continuation financing statements, assignments, certificates of title, applications for vehicle titles, affidavits, reports, notices, schedules of Accounts, designations of Inventory, letters of authority and all other documents that the Lender or any Secured Party may reasonably request in form reasonably satisfactory to the Lender and the Secured Party Representative to perfect and maintain the Lender's and the Secured Parties’ security interests in the Collateral.  The Borrower further agrees to indemnify and hold the Lender and each Secured Party and the Secured Party Representative harmless against claims of any person or entity not a party to this Agreement concerning disputes arising over the Collateral, except to the extent such claim is the result of the action, failure to act, negligence and/or misconduct of the Lender, the Secured Party Representative, any other Secured Party and/or any Affiliate of any of the foregoing..

3.5 Preservation of the Collateral.  The Lender and Secured Party Representative may, but neither is not required, to take such actions from time to time as the Lender or the Secured Party Representative deems reasonably appropriate to maintain or protect the Collateral.  The Lender and the Secured Party Representative shall have exercised reasonable care in the custody and preservation of the Collateral if the Lender or Secured Party Representative takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Lender's or any Secured Party’s status as a secured party, but the failure of the Lender or the Secured Party Representative to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Lender's or Secured Party Representative’s responsibility for the safekeeping of the Collateral shall (a) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender or any Secured Party accords its own property, and (b) not extend to matters beyond the control of the Lender or Secured Party Representative, including acts of God, war, insurrection, riot or governmental actions.

In addition, any failure of the Lender or Secured Party Representative to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower, the Lender and each Secured Party in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Lender and each Secured Party that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that neither Lender, any Secured Party nor the Secured Party Representative shall have any responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

3.6 Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Lender  and the Secured Party Representative thereof, and shall use commercially reasonable efforts to promptly obtain a Collateral Access Agreement.  Neither the Lender nor any Secured Party shall give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

3.7 Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall promptly, upon knowledge thereof, notify the Lender and the Secured Party Representative in writing signed by the Borrower of the details thereof and at the request of the Lender or any Secured Party grant to the Lender and to each Secured Party, for its own benefit and as agent for its Affiliates, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance reasonably satisfactory to the Lender and the Secured Party Representative, and shall execute any amendments hereto deemed reasonably necessary by the Lender and any Secured Party to perfect the security interest of the Lender in such Commercial Tort Claim.

3.8 Electronic Chattel Paper and Transferable Records.  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any "transferable record", as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender and the Secured Party Representative thereof and, at the request of the Lender or any Secured Party, shall take such action as the Lender or the Secured Party Representative may reasonably request to vest in the Lender or the Secured Parties, control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Lender or the Secured Party Representative, as the case may be, will arrange, pursuant to procedures reasonably satisfactory to the Lender and each Secured Party, as applicable, and so long as such procedures will not result in the Lender's or any Secured Party’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 4 REPRESENTATIONS AND WARRANTIES.

To induce the Lender to accept the Term Note, and to induce the Secured Parties’ to accept the Post-Closing Cash (as defined in the Acquisition Agreement), the Borrower makes the following representations and warranties to DJS, PTA and DSI, each of which shall survive the execution and delivery of this Agreement:

4.1 Borrower Organization and Name.  The Borrower and each Subsidiary, if any, is duly organized, existing and in good standing, with full and adequate power to carry on and conduct its business as presently conducted.  The Borrower and each Subsidiary, if any, is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement.  The Borrower's Organizational Identification Number is 4320638.

4.2 Authorization.  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents and Post-Closing Cash Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents and Post-Closing Cash Documents.  The execution and delivery of this Agreement, the other Loan Documents and Post-Closing Cash Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Borrower’s organizational documents, nor require any consent, approval, authorization, or filings with, notice to or other act by or in respect of, any governmental authority or any other party (other than any consent or approval which has been obtained and is in full force and effect).  All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the other Loan Documents and Post-Closing Cash Documents.

4.3 Validity and Binding Nature.  This Agreement and the other Loan Documents and Post-Closing Cash Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

4.4 Security Interest.  This Agreement creates a valid security interest in favor of each of DJS, PTA and DSI in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lender or a Secured Party or delivery of such Collateral to the Lender or a Secured Party, shall constitute a valid, perfected security interest in such Collateral. None of the Collateral is subject to any security interest other than as contemplated by this Agreement or in favor of the holders of the Senior Debt.

4.5 Pledged Membership Interests. Borrower is the sole and lawful owner of the Pledged Membership Interests and has the right and authority to subject the same to the security interest of the Lender and the Secured Parties under this Agreement.  None of the Pledged Membership Interests is subject to any Lien (other than pursuant to this Agreement and subject to a lien in favor of the holder of the Senior Debt).  This Agreement creates in favor of each of DJS, PTA and DSI a valid security interest in the Pledged Membership Interests.  All of the Pledged Membership Interests have been duly and validly issued and are fully paid and nonassessable.

4.6 Lending Relationship.  The relationship hereby created between the Borrower, the Lender and each Secured Party is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating this Agreement.  The Lender represents that it will receive a promissory note payable to its order as evidence of the Term Note Obligations.

4.7 Business Loan.  The obligations evidenced by the term note, including interest rate, fees and charges as contemplated hereby, (a) are an exempted transaction under the Truth In Lending Act, 15 U.S.C. 1601 et seq., as amended from time to time, and (b) do not, and when disbursed shall not, violate the provisions of the Florida usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Obligations.

4.8 Place of Business.  The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth in schedules furnished to DJS, PTA or DSI.  The Borrower shall promptly notify the Lender and the Secured Party Representative of any change in such location(s).  The Borrower will not remove or permit the Collateral to be removed from such location(s) without the prior written consent of the Lender and Secured Party Representative, except for Inventory sold in the usual and ordinary course of the Borrower's business.

Section 5 AFFIRMATIVE COVENANTS.

5.1 Borrower Existence.  The Borrower shall, and shall cause each Subsidiary to, at all times preserve and maintain its (a) existence and good standing in the jurisdiction of its organization, and (b) qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the same business or substantially similar business to the business which the Borrower or the Subsidiary, as applicable, is presently conducting.

5.2 Compliance With Laws.  The Borrower shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.3 Payment of Taxes and Liabilities.  The Borrower shall pay, and cause each Subsidiary to pay, and discharge, before penalties accrue thereon, all property taxes and other taxes, and all governmental charges or levies against it, as well as claims of any kind which, if unpaid, could become a lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

5.4 Maintain Property.  The Borrower shall, and shall cause each Subsidiary to, at all times maintain, preserve and keep its properties and equipment, including any Collateral, in good repair, working order and condition, normal wear and tear and casualty and condemnation events excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained in all material respects.  The Borrower shall, and shall each of Subsidiary to, permit the Lender and any Secured Party to examine and inspect such plant, properties and equipment at all reasonable times.

5.5 Maintain Insurance.  The Borrower shall, and shall cause each Subsidiary to, at all times maintain, with insurance companies reasonably acceptable to the Lender and each Secured Party, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers', public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Lender and the Secured Parties.  The Borrower shall, and shall cause each Subsidiary to, furnish to the Lender and Secured Party Representative a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and the Subsidiary, as applicable, which shall be reasonably acceptable in all respects to the Lender and each Secured Party. The Borrower shall, and shall cause each Subsidiary to, cause each issuer of an insurance policy to provide the Lender and each Secured Party with an endorsement (a) showing the Lender and each Secured Party as lender's loss payee with respect to each policy of property or casualty insurance; and (b) providing that thirty (30) days notice will be given to the Lender and Secured Party Representative prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. In the event the Borrower or a Subsidiary either fails to provide the Lender and Secured Party Representative with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender or any Secured Party, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender and each Secured Party deems advisable.  This insurance coverage (i) may, but need not, protect the Borrower’s or a Subsidiary’s interests in such property, and (ii) may not pay any claim made by, or against, the Borrower or a Subsidiary in connection with such property.  The Borrower  or a Subsidiary, as the case may be, may later cancel any such insurance purchased by the Lender or any Secured Party, but only after providing the Lender and Secured Party Representative with evidence that the Borrower and each Subsidiary has obtained the insurance coverage required by this Section.  If the Lender or any Secured Party purchases such insurance, the Borrower will be responsible for the reasonable costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The reasonable costs of the insurance may be added to the principal amount of the Term Note or the Post-Closing Cash (as defined in the Acquisition Agreement), as the case may be.  The costs of the insurance may be more than the cost of the insurance the Borrower or any Subsidiary may be able to obtain on its own.

5.6 Pledged Membership Interests. At any time and from time to time after the occurrence of an Event of Default (as hereinafter defined) or a default under any of the Obligations which is continuing uncured and unwaived, the Borrower shall, upon request of any of DJS, PTA or DSI, execute and deliver to the requesting party any proxies, stock powers or assignments with respect to the Pledged Membership Interests or endorse any instruments or chattel paper with respect to Pledged Membership Interests as so requested in order to enforce its rights under Section 9.4(g).

5.7 ERISA Liabilities; Employee Plans.  The Borrower shall, and shall cause each Subsidiary to: (a) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower or the Subsidiaries; (b) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (c) comply with all material requirements of ERISA which relate to such Employee Plans; (d) notify the Lender and the Secured Party Representative immediately upon receipt by the Borrower or any Subsidiary of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (e) promptly advise the Lender and the Secured Party Representative of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (f) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

5.8 Intellectual Property.  The Borrower shall and shall cause each Subsidiary to maintain, preserve and renew, and shall cause the Subsidiaries to maintain, preserve and renew, all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

5.9 Notice of Proceedings.  The Borrower, promptly upon becoming aware, shall give written notice to the Lender and the Secured Party Representative of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender or any Secured Party which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or any Guarantor or to which any of its respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

5.10 Notice of Event of Default or Material Adverse Effect.  The Borrower shall, prompty after the commencement thereof, give notice to the Lender and the Secured Party Representative in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect on the Borrower, any Subsidiary or any Guarantor, not previously disclosed by the Borrower to the Lender.

5.11 Environmental Matters.  The Borrower will, and will cause the Subsidiaries to, comply in all material respects with all Environmental Laws and will obtain all licenses, permits, certificates, approvals and similar authorizations thereunder. The Borrower shall immediately notify the Lender and the Secured Party Representative upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances.  The Borrower agrees to allow the Lender, any Secured Party or any of their agents access to the properties of the Borrower and any Subsidiaries during normal business hours to confirm compliance with all Environmental Laws, and the Borrower shall, following reasonable determination by the Lender and each Secured Party that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower's sole expense, cause an independent environmental engineer reasonably acceptable to the Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

5.12 Further Assurances.  The Borrower shall take, and cause any Subsidiary to take, such actions as are necessary or as the Lender or any Secured Party may reasonably request from time to time to ensure that the Obligations under the Loan Documents or the Post-Closing Cash Documents, as the case may be, are secured by substantially all of the assets of the Borrower and its Subsidiaries, in each case, as the Lender or any Secured Party may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession to the Secured Party Representative on behalf of the Lender and Secured Parties.

5.13 Books and Records. The Lender and each Secured Party shall have the right at all times during business hours to inspect the books and records of the Borrower, the Subsidiaries and any Guarantor and make extracts therefrom.  The Borrower shall permit the Lender and each Secured Party to inspect the tangible assets and/or other business operation of the Borrower and each Subsidiary.

5.14 Reporting Requirements.  The Borrower shall at all times maintain and cause each Subsidiary to maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lender and each Secured Party or any of their authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower or any Subsidiary as the Lender or any Secured Party shall reasonably require, including:

(a) CPA Financial Statements. Promptly when available, and in any event, within 90 days after the close of each fiscal year, a copy of the audited financial statements of the Borrower and any Subsidiaries for such fiscal period, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as the Lender or any Secured Party may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent certified public account of recognized standing, selected by the Borrower and reasonably acceptable to the Lender and each Secured Party.

(b) Management Financial Statements. Promptly when available, and in any event, within the earlier of (i) 45 days after the close of each fiscal quarter or (ii) such date that Chardan is required to file such financial statements with the Securities and Exchange Commission, a copy of the financial statements of the Borrower and any Subsidiaries for such fiscal quarter, including consolidated  balance sheet, statement of income and retained earnings, statement of cash flows for the quarter then ended and such other information (including nonfinancial information) as the Lender or any Secured Party may reasonably request, in reasonable detail, prepared and certified as accurate by the Borrower's treasurer or chief financial officer or the relevant Subsidiary’s treasurer or chief financial officer, as applicable.

(c) Monthly Financial Statements. Promptly when available, and in any event, within 30 days after the end of the relevant month, a copy of the financial statements of the Borrower and any Subsidiaries for such fiscal period, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as the Lender or any Secured Party may request, in reasonable detail, prepared and certified as accurate by the Borrower's treasurer or chief financial officer or the relevant Subsidiary’s treasure or chief financial officer, as applicable.

(d) Borrower Tax Returns. Within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower and any Subsidiaries.

(e) Guarantor Financial Reporting.  Such information regarding the business affairs, operations and financial condition of the Guarantors as the Lender or any Secured Party may reasonably require, including:

(i) CPA Financial Statements. Promptly when available, and in any event, within 90 days after the close of each fiscal year, a copy of the audited financial statements of the Guarantors for such fiscal period, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as the Lender or any Secured Party may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent certified public account of recognized standing, selected by the Borrower and reasonably acceptable to the Lender and each Secured Party.

(ii) Management Financial Statements. Promptly when available, and in any event, within the earlier of 45 days after the close of each fiscal quarter or date that Borrower files its financial statements with the United States Securities and Exchange Commission a copy of the financial statements of the Guarantors for such fiscal period, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as the Lender or any Secured Party may reasonably request, in reasonable detail, prepared and certified as accurate by each Guarantors' treasurer or chief financial officer.

(iii) Guarantor Tax Returns. Within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Guarantors.

(f) Supplemental Financial Statements.  Immediately upon receipt thereof, copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower or any Subsidiary.

(g) Covenant Compliance Certificates.  Contemporaneously with the furnishing of the financial statements pursuant to this Section, a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower and each Subsidiary, stating that neither the Borrower nor any Subsidiary has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

5.15 Collateral Records.  The Borrower shall, and shall cause each Subsidiary to, keep full and accurate books and records relating to the Collateral.  The Borrower shall make appropriate entries on its books and records disclosing the security interests of the Lender and each Secured Party, for its own benefit and as agent for its Affiliates, in the Collateral.

5.16 Other Reports.  Within such period of time as the Lender or any Secured Party may specify, the Borrower shall, and shall cause each Subsidiary to, deliver to the Lender or the requesting Secured Party such other schedules and reports as the Lender or any Secured Party may reasonably request.

Section 6 NEGATIVE COVENANTS.

6.1 Liabilities.  The Borrower and its Subsidiaries shall not, either directly or indirectly, create, assume, incur or have outstanding any Liabilities (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of another, except:

(a) the Senior Debt;

(b) the Obligations under this Agreement and the other Loan Documents and the Post-Closing Cash Documents;

(c) obligations of the Borrower or any Subsidiary for taxes, assessments, municipal or other governmental charges;

(d) obligations of the Borrower or any Subsidiary for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(e) indebtedness owed by or to the Borrower to or from any Guarantor;

(f) Subordinated Debt;

(g) Capitalized Lease Obligations;

(h) indebtedness for Capital Expenditures incurred after the date of this Agreement;

(i) indebtedness constituting the financing of insurance premiums arising in the ordinary course of business; and

(j) those Liabilities set forth on Schedule 6.1

6.2 Encumbrances.  The Borrower shall not, and shall cause each of its Subsidiaries not to, either directly or indirectly, create, assume, incur or suffer or permit to exist any lien, security interest or charge of any kind or character upon any asset of the Borrower or any Subsidiary, whether owned at the date hereof or hereafter acquired, except for Permitted Liens and liens in favor of Bank of America, N.A. to secure Borrower’s obligations under the Senior Debt.

6.3 Transfer; Merger; Sales.  Neither Borrower nor any of its Subsidiaries shall, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or Capital Securities of any class of, or any partnership or joint venture interest in, any other entity, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Borrower or into any other domestic Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Subsidiary of the assets or equity interests of any Subsidiary, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables, except as may be required under the Senior Debt.

6.4 Issuance of Capital Securities.  The Borrower and its Subsidiaries shall not issue any Capital Securities other than any issuance of Common Units pursuant to any employee or director option program, benefit plan or compensation program.

6.5 Distributions.  The Borrower shall not and cause each Subsidiary not to, (a) make any distribution, other than tax distributions under Section 5.4 of the Operating Agreement and distributions to Chardan to pay expenses as set forth in  Section 5.8 of the Operating Agreement, whether in cash or otherwise, to any of its equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, except for the fees to be paid by Borrower to each of FlatWorld and Chardan Capital LLC pursuant to the management consulting agreements between Borrower and FlatWorld and Borrower and Chardan Capital LLC executed on the date of this Agreement, or (d) set aside funds for any of the foregoing.  Notwithstanding the foregoing, any Subsidiary may pay distributions or make other distributions to the Borrower.

6.6 Transactions with Affiliates.  The Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower or any Subsidiary other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and each Subsidiary and upon fair and reasonable terms which are fully disclosed to the Lender and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a party that is not an Affiliate of the Borrower.

6.7 Cancellation of Debt.  The Borrower shall not, and shall not permit any Subsidiary  to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

6.8 Inconsistent Agreements.  The Borrower shall not and shall not permit anySubsidiary to enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrower or any Subsidiary from granting to the Lender a lien on any of its assets.

6.9 Business Activities; Change of Legal Status and Organizational Documents.  The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in any line of business materially different from the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, Operating Agreement or other organizational documents, or its Subsidiaries charter, operating agreements (including the Operating Company Operating Agreements), bylaws or other organizational documents, to be amended or modified in any way which could reasonably be expected to cause a Material Adverse Effect.

6.10 Tax Obligations. The Borrower shall, and shall cause each Subsidiary to, pay within the time that they are required to be paid without interest or penalty, all taxes, assessments, and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and bonded in a manner that is satisfactory to the Lender and Secured Party Representative.  If the Borrower or any Subsidiary fails to pay any of these taxes, assessments, or other charges as provided above, then the Lender or the Secured Parties have the option (but not the obligation) to do so and the Borrower agrees to repay all amounts so expended by the Lender or the Secured Parties immediately upon demand, together with interest at the highest lawful default rate which would be charged by Lender or the Secured Parties on any Obligations.

Section 7 FINANCIAL COVENANT.

7.1 Minimum Payment Requirement.  Each calendar month, the Borrower is required to pay to DJS, DSI and PTA, in the aggregate, a minimum payment of $1,083,000 in the aggregate on account of  the Term Note Obligations and/or the Post-Closing Cash Obligations, as the case may be.

Section 8 EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default with respect to its Obligations upon the occurrence of any of the following events, except to the extent caused by the action or failure to act of the Lender, the Secured Party Representative, any Secured Party or any Affiliate of any of the foregoing for the purpose of causing an Event of Default, (each an "Event of Default").

8.1 Nonpayment of Obligations.  Any Term Note Obligation or Post-Closing Cash Obligation due and owing, whether by its terms or as otherwise provided herein, is not paid when due.

8.2 Misrepresentation.  Any written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or the Post-Closing Cash Documents or any other agreement with the Lender or any Secured Party shall be false in any material respect when made or at any time thereafter (except to the extent such representation, warranty, certificate or statement expressly relates only to an earlier date), or if any financial data or any other information now or hereafter furnished to the Lender or any Secured Party by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect as of the date to which such information relates.

8.3 Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in (a) this Agreement, (b) the Loan Documents or any other agreement with the Lender, with respect to the Term Note Obligations or (c) the Post-Closing Cash Documents or any other agreement with the Secured Parties with respect to the Post-Closing Cash Obligations (other than a default covered by Section 8.1) and the continuance of such default or breach for a period of thirty (30) calendar days after Borrower has notice thereof.

8.4 Default under Loan Documents or Post-Closing Cash Documents.  A default under any of the other Loan Documents or Post-Closing Cash Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

8.5 Default under Other Debt.  Any default by any Obligor in the payment of any indebtedness for any other obligation in excess of $2,000,000 beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

8.6 Bankruptcy, Insolvency, etc.  Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for sixty (60) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

8.7 Judgments.  The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any lien against any Obligor, which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (a) bonded over to the reasonable satisfaction of the Lender and Secured Parties and appealed, (b) vacated, or (c) discharged.

8.8 Change in Control.  The occurrence of any Change in Control or a Chardan Change in Control.

8.9 Material Adverse Effect.  The occurrence of any event which has a Material Adverse Effect on the Borrower.

8.10 Guaranty.  There is a discontinuance by any Guarantor of the Guaranty or any Guarantor shall contest the validity of such Guaranty.

8.11 Subordinated Debt.  The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect or the Borrower shall contest in any manner, or any other obligor thereunder shall contest in any judicial proceeding, the validity or enforceability of the subordination agreement relating to the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

8.12 Involuntary Removal.  David J. Stern is involuntarily removed as President of Chardan or DAL, without Cause.

Section 9 REMEDIES.

9.1 Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, (a) the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any other  written agreement or instrument relating to any of the Term Note Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity and (b) the Secured Parties shall have all rights powers and remedies set forth in the Post-Closing Cash Documents, in any other written agreement or instrument relating to the Post Closing Cash Obligations or any security therefore, as a secured party under the UCC or as otherwise provided at law or equity.  Without limiting the generality of the foregoing, each of the Lender or the Secured Party Representative (on behalf of the Secured Parties) may, at such party’s option upon the occurrence and during the continuance of an Event of Default, declare, their respective Obligations to be immediately due and payable, provided, however, that upon the occurrence and during the continuance of an Event of Default under Section 8.6, all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender or any Secured Party. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender's rights under the Loan Documents and Secured Party’s rights under the Post-Closing Cash Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Borrower or any Guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents or the Post-Closing Cash Documents to the contrary.  In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default:

(a) Possession and Assembly of Collateral.  The Lender or the Secured Party Representative may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which any Lender or Secured Party may already have in its possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower's premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Lender and Secured Party Representative shall have the right to store and conduct a sale of the same in any of the Borrower's premises without cost to the Lender, the Secured Party Representative, or any Secured Party as applicable.  At the Lender's or Secured Party Representative’s request, the Borrower will, at the Borrower's sole expense, assemble the Collateral and make it available to the Lender or the Secured Party Representative, as the case may be, at a place or places to be designated by the Lender which is reasonably convenient to the Lender or any Secured Party, as the case may be, and the Borrower.

(b) Sale of Collateral.  The Lender or the Secured Party Representative (on behalf of the Secured Parties) may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Lender and each Secured Party may deem reasonably proper, and the Lender or any Secured Party may purchase any or all of the Collateral at any such sale.  The Borrower acknowledges that the Lender or any Secured Party may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers.  The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale.  Neither the Lender nor any Secured Party shall have any obligation to clean-up or otherwise prepare the Collateral for sale.  The Lender may apply the net proceeds, after deducting all reasonable costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Term Note Obligations, to the payment of the Term Note Obligations, in such order of application as the Lender may, from time to time, elect, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the rate provided in the Loan Documents. The Secured Party Representative may apply the net proceeds, after deducting all reasonable costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Post-Closing Cash Obligations, to the payment of the Post-Closing Cash Obligations, in such order of application as the Lender may, from time to time, elect, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the rate provided in the Post-Closing Cash Documents.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Lender or any Secured Party or Secured Party Representative at least ten (10) calendar days before the date of such disposition.  The Borrower hereby confirms, approves and ratifies all acts and deeds of the Lender, the Secured Party Representative or any Secured Party relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lender, any Secured Party or the Secured Party Representative or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Lender or any Secured Party or Secured Party Representative shall deem reasonably appropriate.  The Borrower expressly absolves the Lender, Secured Party Representative any each Secured Party from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

9.2 Waiver.  Borrower acknowledges and agrees that any action taken by Lender, any Secured Party, the Secured Party Representative or any of their Affiliates related to or taken in furtherance of the exercise of Lender’s or a Secured Party’s remedies under this Agreement upon and during the continuance of an Event of Default, including but not limited to foreclosing upon or taking possession of any of the Collateral, including but not limited to the operation of any of the Collateral during the period prior to the foreclosure sale, if any, shall not be a violation of any provision of the Stern NDA.  If any Lender, Secured Party, Secured Party Representative acting on behalf of the Secured Parties or any of Affiliate of the Lender or any Secured Party becomes the owner of any of the Collateral as a result of or after the exercise of Lender’s or Secured Party’s remedies in accordance with Section 9 of this Agreement, the Borrower waives (i) any and all rights under Section 1, Section 4, Section 5 and Section 6 of the Stern NDA with respect to such Collateral and the use of such Collateral and agrees to that Section 4 and Section 5 shall no longer be applicable to David J. Stern, DSI, PTA or DJS and (ii) any and all rights under Article 8 of the Membership Interest Purchase Agreement and agrees that such Article shall no longer be applicable to David J. Stern, DSI, PTA or DJS except that Section 7 (the Definition section) of the Stern NDA shall not be waived.

9.3 Standards for Exercising Remedies.  Upon the occurrence and during the continuance of an Event of Default, to the extent that applicable law imposes duties on the Lender, Secured Party Representative or any Secured Party to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender, Secured Party Representative or any Secured Party (a) to fail to incur expenses reasonably deemed significant by the Lender, Secured Party Representative or any Secured Party to prepare Collateral for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other party obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other parties obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other parties, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Lender, Secured Party Representative or any Secured Party against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed reasonably appropriate by the Lender, Secured Party Representative or any Secured Party to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender, Secured Party Representative or any Secured Party in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Lender, any Secured Party or the Secured Party Representative would not be commercially unreasonable in the exercise of remedies against the Collateral by any of the Lender, any Secured Party or the Secured Party Representative and that other actions or omissions by the Lender, Secured Party Representative or any Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Lender, Secured Party Representative or any Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

9.4 UCC and Offset Rights.  Upon the occurrence and during the continuance of an Event of Default, the Lender and the Secured Party Representative (on behalf of each Secured Party) may exercise, from time to time, any and all rights and remedies available to each of them under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and Lender or any Obligor and Secured Parties, and may, without demand or notice of any kind, appropriate and apply toward the payment of the relevant Obligations, whether matured or unmatured, including reasonable costs of collection and attorneys' and paralegals' fees, and in such order of application as the Lender or any Secured Party may, from time to time, elect, any indebtedness of the Lender to any Obligor or any indebtedness of any Secured Party to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Lender or any Secured Party, as applicable.  The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Lender, the Secured Party Representative or any Secured Party in the exercise of its right, which is hereby acknowledged, to be appropriate any time hereafter any such indebtedness owing from the Lender to any Obligor or from any Secured Party to any Obligor.

9.5 Additional Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Lender and the Secured Party Representative on behalf of the Secured Parties shall have the right and power to:

(a) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Borrowers, to make payment directly to the Lender or the Secured Party Representative, as applicable, of any amounts due or to become due thereunder, or the Lender or Secured Party Representative, as applicable, may directly notify such obligors of the security interest of the Lender or the Secured Parties, and/or of the assignment to the Lender or the Secured Party Representative of the Collateral and direct such obligors to make payment to the Lender or the Secured Party Representative, as applicable, of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such party obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Obligations or any obligation of any nature of any other obligor with respect to the Obligations;

(e) grant releases, compromises or indulgences with respect to the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Lender, the Lender's nominee, or any Secured Party or the Secured Party Representative without disclosing, if the Lender or any Secured Party so desires, that such securities so transferred are subject to the security interest of the Lender or the Secured Party, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Lender, such nominee or any Secured Party makes any further transfer of such securities, or any portion thereof, as to whether the Lender, such nominee or the Secured Party has the right to make such further transfer, and shall not be liable for transferring the same;

(g) receive distributions related to the Pledged Membership Interests to apply against the Obligations and exercise any voting rights as to the Pledged Membership Interests and all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, registration rights and any right to exchange any or all of the Pledged Membership Interests upon the merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof, or upon the exercise of any such issuer of any right, privilege, or option pertaining to any of the Pledged Membership Interests, but neither the Lender nor the Secured Parties shall have any duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender or the Secured Party Representative as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender's or any Secured Party’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other party liable to the Lender or any Secured Party for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Lender's or any Secured Party’s rights hereunder, under the Obligations.

The Borrower hereby ratifies and confirms that whatever the Lender or any Secured Party or the Secured Party Representative may do with respect to the Collateral and agrees that neither the Lender, any Secured Party nor the Secured Party Representative shall be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral except to the extent resulting from the action, failure to act, negligence and/or misconduct of the Lender, any other Secured Party, the Secured Party Representative and/or any Affiliate of any of the foregoing.

9.6 Attorney-in-Fact.  The Borrower hereby irrevocably makes, constitutes and appoints each of the Lender and the Secured Party Representative (and any officer of the Lender or any party designated by the Lender for that purpose) as the Borrower's true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower's name, place and stead, with full power of substitution, to (a) take such actions as are permitted in this Agreement, (b) execute such financing statements and other documents and to do such other acts as the Lender or any Secured Party may reasonably require to perfect and preserve the Lender's or any Secured Party’s security interest in, and to enforce such interests in the Collateral, and (c) upon the occurrence and during the continuance of an Event of Default, carry out any remedy provided for in this Agreement, including endorsing the Borrower's name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Lender or the Secured Party Representative, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations.  The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

9.7 No Marshaling.  Neither the Lender nor any Secured Party shall be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender's or any Secured Party’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

9.8 No Waiver.  No Event of Default shall be waived by the Lender or any Secured Party Representative on behalf of the Secured Parties except in writing.  No failure or delay on the part of the Lender or any Secured Party or the Secured Party Representative in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Lender or any Secured Party to exercise any remedy available to the Lender or any Secured Party in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender or any Secured Party, no remedy of law will provide adequate relief to the Lender or any Secured Party, and further agrees that the Lender and each Secured Party shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.9 Assignment of Pledged Membership Interests.  Upon the occurrence and during the continuance of an Event of Default and the exercise of its remedies with respect to the Pledged Membership Interest, the Borrower agrees (a) the requirement set forth in Section 8.1 of each Operating Company Operating Agreement that the assignee may only become a member of the Operating Company in accordance with the terms of a written agreement between the member and the assignee and upon the assignee agreeing to be bound by the terms of the relevant Operating Company Operating Agreement is waived, (b) any notice requirements under Section 8.1 of each of the Operating Company Operating Agreements, as such section may be amended from time to time, are waived and (c) that the exercise of the Lender or a Secured Party its remedies with respect to some or all of the Pledged Membership Interest shall constitute, at the election of the Lender or a Secured Party, as the case may be, an assignment of Pledged Membership Interests in the relevant Operating Company to the Lender or a Secured Party, as applicable, that will substitute the Lender or a Secured Parties, as the case may be, as a member of the relevant Operating Company, and will, upon the election of the Lender or a Secured Party, as the case may be, entitle the Lender or a Secured Party to voting rights and the right to participate in the management of the relevant Operating Company if the Lender or a Secured Party shall so elect.

Section 10 MISCELLANEOUS.

10.1 Entire Agreement.  This Agreement and the other Loan Documents and Post-Closing Cash Documents (i) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof; and (ii) are the final expression of the intentions of the Borrower, Lender and Secured Parties.  No promises, either expressed or implied, exist between the Borrower, Lender and Secured Parties, unless contained herein or therein.  This Agreement, together with the other Loan Documents and the Post-Closing Cash Documents supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents and Post-Closing Cash Documents.

This Agreement and the other Loan Documents and the Post-Closing Cash Documents are the result of negotiations among the Lender, the Secured Parties and the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all Parties.  Accordingly, this Agreement and the other Loan Documents and the Post-Closing Cash Documents shall not be construed more strictly against the Lender or any Secured Party merely because of the Lender's or a Secured Party’s involvement in their preparation.

10.2 Amendments.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents or Post-Closing Cash Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Borrower, the Lender and each Secured Party, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.3 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender or any Secured Party of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender or any Secured Party is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender or any Secured Party is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender or any Secured Party, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.4 Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF FLORIDA OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER OR ANY SECURED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF FLORIDA.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.5 Waiver of Jury Trial.  THE LENDER, EACH SECURED PARTY AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, POST-CLOSING CASH DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER, ANY SECURED PARTY AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER AND EACH SECURED PARTY GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

10.6 Assignability.  The Lender or any Secured Party may at any time assign the Lender's  or Secured Party’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Lender's or any Secured Party’s rights in any or all collateral for the Obligations, and the Lender thereafter shall be relieved from all liability with respect to such collateral.  The Borrower may not sell or assign this Agreement, or any other agreement with the Lender or any Secured Party or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lender and each Secured Party, as applicable.  This Agreement shall be binding upon the Lender, the Secured Party and the Borrower and their respective legal representatives and successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

10.7 Governing Law.  This Agreement and the other Loan Documents shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

10.8 Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.9 Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Lender or any Secured Party, be deemed material and relied upon by the Lender and each Secured Party and shall survive the making and execution of this Agreement and the other Loan Documents and Post-Closing Cash Documents and shall be deemed to be continuing representations and warranties (except to the extent such representations or warranties expressly relate to an earlier date) until such time as the Borrower has fulfilled all of its Obligations to the Lender and each Secured Party, and the Lender and each Secured Party has been indefeasibly paid in full in cash.  The Lender and each Secured Party, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

10.10 Time of Essence.  Time is of the essence in making payments of all amounts due the Lender and each Secured Party under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

10.11 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents and Post-Closing Cash Documents maintained by the Lender or any Secured Party shall be deemed to be originals thereof.

10.12 Notices.  Any notice, demand, approval, consent or communication required, permitted, or desired to be given hereunder, will be in writing and will be served on the Parties at the following respective addresses:

If to Lender:	Law Offices of David J. Stern, P.A. 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: David J. Stern Facsimile: (954) 233-8444

If to Borrower:	DAL Group, LLC 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: Chief Financial Officer Facsimile: (954) 233-8444

If to Secured Parties:	David J. Stern 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 Facsimile: (954) 233-8444

or such other address, or the attention of such other person or officer, as any Party may by written notice designate.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either by hand delivery, by prepaid certified or registered mail, return receipt requested, postage prepaid in the United States Mail, by a nationally recognized overnight courier, or via facsimile or other electronic transmission (including transmission in portable document format by electronic mail).  If any notice, demand or communication is sent by facsimile or electronic mail transmission, an original  must be simultaneously sent by one of the foregoing mail or courier methods.  All such notices, demands or communications shall be deemed to have been received (a) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (b) if by certified or registered mail, on the third business day after the mailing thereof or (c) if by next-day or overnight courier or delivery, on the date of such delivery.

10.13 Costs, Fees and Expenses.  The Borrower shall pay or reimburse the Lender and each Secured Party for all reasonable costs, fees and expenses incurred by the Lender or any Secured Party or for which the Lender or any Secured Party becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants' fees and attorneys' fees and time charges of counsel to the Lender and each Secured Party, which shall also include reasonable attorneys' fees and time charges of attorneys who may be employees of the Lender or any Secured Party or any Affiliate of the Lender or any Secured Party, plus reasonable costs and expenses of such attorneys or of the Lender or any Secured Party, if the transaction contemplated hereby shall be consummated.

In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other reasonable costs and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lender and each Secured Party harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender and each Secured Party pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lender or the applicable Secured Party on demand.  If at any time or times hereafter the Lender or any Secured Party: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents or the Post-Closing Cash Documents, (ii) to represent the Lender or any Secured Party in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, a Secured Party the Borrower, or any other party) in any way or respect relating to this Agreement, the other Loan Documents, the Post-Closing Cash Documents or the Borrower's business or affairs, or (iii) to enforce any rights of the Lender or any Secured Party against the Borrower or any other party that may be obligated to the Lender or any Secured Party by virtue of this Agreement or the other Loan Documents or Post-Closing Cash Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any Collateral for the Obligations as permitted pursuant to this Agreement or by applicable law; and/or (c) attempts to or enforces any of the Lender's or any Secured Party’s rights or remedies under this Agreement or the other Loan Documents or Post-Closing Cash Documents, the reasonable costs and expenses incurred by the Lender or a Secured Party in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Lender or the applicable Secured Party on demand.

10.14 Secured Party Representative. Each Secured Party, with respect to the Post-Closing Cash Obligations, hereby constitutes and appoints Mr. David J. Stern, or his designee, as its representative (the “Secured Party Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them to act on behalf of each of them in the absolute discretion of the Secured Party Representative, but only with respect to the following provisions of this Agreement, with the power to (a) give and receive notices pursuant this Agreement, (b) waive any provision of this Agreement, (c) collect or accept funds or Collateral on behalf of the Secured Parties, and (d) to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the intent of this Agreement. This appointment and grant of power and authority is by unanimous approval of the Secured Parties and the Secured Parties may change the Secured Party Representative by a written notice signed by all Secured Parties delivered to the Borrower. Each Secured Party hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Secured Party Representative pursuant to this Security Agreement. Each Secured Party agrees that the Secured Party Representative shall have no obligation or liability to any person for any action or omission taken or omitted by the Secured Party Representative in good faith hereunder, and each Secured Party shall, on a proportionate basis in accordance with the proportion of debt owed to it by the Borrower, indemnify and hold the Secured Party Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Secured Party Representative may sustain as a result of any such action or omission by the Secured Party Representative hereunder. The Borrower shall be entitled to rely upon any document or other paper delivered by the Secured Party Representative as (i) genuine and correct, and (ii) having been duly signed or sent by the Secured Party Representative, and the Borrower shall not be liable to any Secured Party for any action taken or omitted to be taken by the Borrower in such reliance.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Borrower, Lender and Secured Parties have executed this Agreement as of the date first above written.

Borrower:

DAL GROUP, LLC, a limited liability company organized under the laws of the State of   Delaware

By:      __________________________
Name: __________________________
Title:   __________________________
Agreed and accepted:

Lender:

LAW OFFICES OF DAVID J. STERN, P.A.

By:      __________________________
Name: __________________________
Title:   __________________________

Secured Parties:

LAW OFFICES OF DAVID J. STERN, P.A.

By:      __________________________
Name: __________________________
Title:   __________________________

DEFAULT SERVICING, INC.

By:      __________________________
Name: __________________________
Title:   __________________________

PROFESSIONAL TITLE & ABSTRACT COMPANY OF FLORIDA, INC.

By:      __________________________
Name: __________________________
Title:   __________________________